Exhibit 99.1 News Release

Date: December 15, 2016

News Release – Investor Update

Parks! America Reports Record Results for Fiscal 2016

- Fiscal Year Net Income – $1.9 million, including deferred tax credits

- Full Year Adjusted Net Income – $1.2 million, an increase of $567,922

- Comparable 53-week attendance revenues increase $592,857 or 13.6%

PINE MOUNTAIN, Georgia, December 15, 2016 – Parks! America (OTCPink: PRKA), today announced the results for its fourth quarter and fiscal year ended October 2, 2016.

The Company’s 2016 fiscal year ended on October 2, 2016 and was comprised of 53 weeks. The Company’s 2015 fiscal year ended on September 27, 2015 and was comprised of 52 weeks. This calendar change has also impacted the timing of our 2016 fiscal quarter ends as compared to the prior year. Therefore, Park attendance net sales are discussed on a comparable 13-week, as well as a reported, basis for the fourth quarter of our 2016 fiscal year as compared to the prior year. In addition, Park attendance net sales are discussed on a comparable 53-week, as well as a reported, basis for our 2016 fiscal year as compared to the prior year.

Fourth Quarter 2016 Highlights

Reported total net sales for the fiscal quarter ended October 2, 2016 increased by $20,468 or 1.3%, to $1,550,831. Reported Park attendance net sales decreased by $11,570, while animal sales increased by $32,038. On a comparable 13-week basis, Park attendance net sales increased $124,293 or 9.0%.

The Company reported net income of $1,247,724 for the fiscal quarter ended October 2, 2016 compared to $424,508 for the fiscal quarter ended September 27, 2015. Excluding one-time tax benefits and a final judgment award charge, fourth quarter 2016 fiscal year adjusted net income was $538,688, resulting in an increase of $114,180.

2016 Fiscal Year Highlights

Reported total net sales for the 2016 fiscal year increased by $647,279 or 14.8%, to $5,026,435, driven by higher attendance and higher average revenue per guest. Reported Park attendance based net sales increased by $624,606 or 14.4%, while animal sales increased by $22,673. On a comparable 53-week basis, Park attendance net sales increased $592,857 or 13.6%.

The Company reported net income of $1,901,557 for the fiscal year ended October 2, 2016 compared to net income of $624,599 for the fiscal year ended September 27, 2015. Excluding one-time tax benefits and a final judgment award charge, 2016 fiscal year adjusted net income was $1,192,521, resulting in an increase of $567,922.

“Record attendance based net sales for our 2016 fiscal year drove record adjusted net income”, commented Dale Van Voorhis, Chairman & CEO. “Each of our Parks delivered record revenues, which combined with strong cost controls, drove record adjusted net income. It is gratifying to see the ongoing hard work of our entire team payoff in such an outstanding year. We believe in our operating model, which generates significant leverage as revenues increase.”

“The tax benefits we recognized in the fourth quarter of our 2016 fiscal year represent a significant step forward for our Company”, commented Todd R. White, CFO. “While admittedly making the year-over-year comparisons of reported results a little skewed, ultimately they speak to the confidence we have in the abilities of our team and the future of our business.”

Balance Sheet and Liquidity

The Company had working capital of $1.39 million as of October 2, 2016 compared to working capital of $444,602 as of September 27, 2015. The year-over-year improvement in working capital is primarily reflective of our strong operating results for our 2016 fiscal year and lower year-over-year capital spending.

The Company’s debt to equity ratio was 0.61 to 1.0 as of October 2, 2016, compared to 0.97 to 1.0 as of September 27, 2015.

Exhibit 99.1 News Release

“We continue to be pleased with the strong improvement in our working capital and debt to equity ratio over the past three years,” noted Mr. Van Voorhis. “This has been driven by continuing improvement in our results from operations and the January 2013 refinancing of all our debt. We plan to continue to leverage these strong financial results to build on our business and to improve the wild animal safari experience we offer our guests.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended October 2, 2016, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain forward-looking statements within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2016.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

Exhibit 99.1 News Release

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Year Ended October 2, 2016 and September 27, 2015

	For the three months ended		For the year ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Net sales	$1,504,916	$1,516,486	$4,964,193	$4,339,587
Sale of animals	45,915	13,877	62,242	39,569
Total net sales	1,550,831	1,530,363	5,026,435	4,379,156

Cost of sales	152,858	208,330	542,936	531,485
Selling, general and administrative	685,153	718,059	2,645,548	2,617,289
Judgment award	68,088	-	68,088	-
Depreciation and amortization	86,208	82,649	342,008	326,399
(Gain) loss on disposal of operating assets, net	9,254	17,905	11,877	10,561
Income from operations	549,270	503,420	1,415,978	893,422

Other income (expense), net	3,350	2,457	9,350	8,435
Interest expense	(48,518)	(50,267)	(204,087)	(216,350)
Amortization of loan fees	(2,602)	(2,602)	(10,408)	(10,408)
Income before income taxes	501,500	453,008	1,210,833	675,099

Income tax provision	(746,224)	28,500	(690,724)	50,500
Net income	$1,247,724	$424,508	$1,901,557	$624,599

Income per share - basic and diluted	$0.02	$0.01	$0.03	$0.01

Weighted average shares outstanding (in 000's) - basic and diluted	74,531	74,381	74,499	74,348

Exhibit 99.1 News Release

PARKS! AMERICA, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURE - ADJUSTED NET INCOME (1)
For the Three Months and Year Ended October 2, 2016 and September 27, 2015

	For the three months ended		For the year ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Net Income	$1,247,724	$424,508	$1,901,557	$624,599

Judgment award	68,088	-	68,088	-
Release of valuation reserve -
net operating loss carryforward	(650,503)	-	(650,503)	-
Deferred tax benefit - judgment award	(126,621)	-	(126,621)	-
Adjusted net income	$538,688	$424,508	$1,192,521	$624,599

(1) Non-GAAP Disclosure Item - Adjusted Net Income

Adjusted net income excludes charges or credits relating to the judgment award and deferred tax credits related to discrete transactions or other activities which management believes are apart from and not indicative of the results of the business.

Exhibit 99.1 News Release

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of October 2, 2016 and September 27, 2015

	October 2, 2016	September 27, 2015
ASSETS
Cash – unrestricted	$1,482,777	$563,096
Cash – restricted	456,492	456,492
Inventory	107,573	139,324
Prepaid expenses	87,760	87,633
Total current assets	2,134,602	1,246,545

Property and equipment, net	6,432,897	6,362,790
Intangible assets, net	151,252	158,661
Deferred tax asset	777,124	-
Other assets	8,500	8,500
Total assets	$9,504,375	$7,776,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$24,106	$141,404
Other current liabilities	231,392	247,449
Accrued judgment award	372,416	304,328
Current maturities of long-term debt	115,060	108,762
Total current liabilities	742,974	801,943

Long-term debt	3,251,447	3,374,406
Total liabilities	3,994,421	4,176,349

Stockholders’ equity
Common stock	74,531	74,381
Capital in excess of par	4,809,606	4,801,506
Treasury stock	(3,250)	(3,250)
Retained earnings (accumulated deficit)	629,067	(1,272,490)
Total stockholders’ equity	5,509,954	3,600,147
Total liabilities and stockholders’ equity	$9,504,375	$7,776,496